Filed Pursuant to Rule 424(b)(3)
Registration No. 333-68513-09

SUPPLEMENT
To Prospectus Supplement dated January 21, 2000

$449,670,370 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2000-1

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On January 28, 2000, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2000-1 (the “Certificates”) were issued in an original aggregate principal amount of approximately $449,670,370.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of January 1, 2000 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2000-1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

Class	Original Certificate Face Value	Beginning Certificate Balance	Principal Distribution	Class Accrued Interest Distributed	Realized Loss of Principal Allocated	Subordinate Certificate Write Down	Current Interest Shortfall	Outstanding Interest Shortfall	Ending Certificate Balance
1-A1	$50,650,000.00	$0.00	$0.00	$0.00	$0.00	NA	$0.00	$0.00	$0.00
1-A2	$75,600,000.00	$0.00	$0.00	$0.00	$0.00	NA	$0.00	$0.00	$0.00
1-A3*	$75,600,000.00	$0.00	N/A	$0.00	N/A	NA	$0.00	$0.00	$0.00
1-A4	$5,524,000.00	$0.00	$0.00	$0.00	$0.00	NA	$0.00	$0.00	$0.00
1-A5*	$8,492,666.67	$0.00	N/A	$0.00	N/A	NA	$0.00	$0.00	$0.00
1-A6*	$3,833,333.33	$1,698,539.31	N/A	$12,739.04	N/A	NA	$0.00	$0.00	$1,627,099.70
1-A7	$30,000,000.00	$13,292,916.32	$559,092.60	$86,957.83	$0.00	NA	$0.00	$0.00	$12,733,823.72
1-AP**	$7,339,244.00	$1,478,420.22	$46,367.32	N/A	$0.00	NA	N/A	N/A	$1,432,052.90
2-A1	$90,408,000.00	$0.00	$0.00	$0.00	$0.00	NA	$0.00	$0.00	$0.00
2-A2	$81,000,000.00	$0.00	$0.00	$0.00	$0.00	NA	$0.00	$0.00	$0.00
2-A3	$40,000,000.00	$33,027,000.00	$2,460,000.00	$213,299.38	$0.00	NA	$0.00	$0.00	$30,567,000.00
2-A4**	$1,500,000.00	$1,238,538.51	$92,272.89	N/A	$0.00	NA	N/A	N/A	$1,146,265.62
2-A5**	$4,467,590.00	$703,520.12	$75,836.73	N/A	$0.00	NA	N/A	N/A	$627,683.39
2-AP**	$248,737.00	$78,562.19	$528.69	N/A	$0.00	NA	N/A	N/A	$78,033.50
3-A	$40,210,858.00	$6,154,231.52	$450,140.13	$37,181.82	$0.00	NA	$0.00	$0.00	$5,704,091.39
3-AP**	$1,166,141.00	$237,907.86	$21,351.20	N/A	$0.00	NA	N/A	N/A	$216,556.66
AX*	$3,234,787.00	$428,454.04	N/A	$2,856.36	N/A	NA	$0.00	$0.00	$425,904.54
B1	$12,626,000.00	$11,987,308.03	$17,924.16	$82,412.74	$0.00	$0.00	$0.00	$0.00	$11,969,383.87
B1X*	$118,462.32	$164,238.72	N/A	$1,129.14	N/A	NA	$0.00	$0.00	$164,849.42
B2	$5,594,000.00	$5,311,024.93	$7,941.37	$36,513.30	$0.00	$0.00	$0.00	$0.00	$5,303,083.56
B2X*	$52,485.21	$72,765.84	N/A	$500.27	N/A	NA	$0.00	$0.00	$73,036.49
B3	$3,036,000.00	$2,882,422.55	$4,309.98	$20,088.16	$0.00	$0.00	$0.00	$0.00	$2,878,112.57
B4	$1,918,000.00	$1,820,977.10	$2,722.84	$12,690.74	$0.00	$0.00	$0.00	$0.00	$1,818,254.26
B5	$800,000.00	$759,531.65	$1,135.70	$5,293.32	$0.00	-	$0.00	$0.00	$758,395.95
B6	$1,600,699.12	$270,714.15	$0.00	$2,330.67	$0.00	404.79	($444.01)	$1,468.24	$270,309.36
R	$100.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total	$453,689,369.12	$79,243,075.15	$3,739,623.61	$513,992.77	$0.00	$404.79	($444.01)	$1,468.24	$75,503,046.75

Deferred Amount Distributed
* Denotes an Interest-Only Class ** Denotes a Principal-Only Class Class B6 Interest includes recoveries on prior losses of:	0.00	Class 1-AP Class 2-AP Class 3-AP	$0.00 $0.00 $0.00

Please contact the Bondholder Relations Department of U.S. Bank National Association at

(800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2000-1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

AMOUNTS PER $1,000 UNIT
Class	Cusip	Beginning Balance	Principal Distribution	Interest Distribution	Realized Loss of Principal Allocated	Remaining Balance	Current Period Pass-Through Rate
1-A1	863572G64	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	7.60000%
1-A2	863572G72	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	1.87000%
1-A3	863572G80	0.00000000	N/A	0.00000000	N/A	0.00000000	7.13000%
1-A4	863572G98	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	8.00000%
1-A5	863572H22	0.00000000	N/A	0.00000000	N/A	0.00000000	9.00000%
1-A6	863572H30	443.09721169	N/A	3.32322783	N/A	424.46000000	9.00000%
1-A7	863572H48	443.09721067	18.63642000	2.89859433	0.00000000	424.46079067	7.85000%
1-AP	863572H55	201.44039631	6.31772428	N/A	0.00000000	195.12267204	0.00000%
2-A1	863572H71	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	7.50000%
2-A2	863572H89	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	7.50000%
2-A3	863572H97	825.67500000	61.50000000	5.33248450	0.00000000	764.17500000	7.75000%
2-A4	863572J20	825.69234000	61.51526000	N/A	0.00000000	764.17708000	0.00000%
2-A5	863572J38	157.47195244	16.97486341	N/A	0.00000000	140.49708903	0.00000%
2-AP	863572J46	315.84440594	2.12549802	N/A	0.00000000	313.71890792	0.00000%
3-A	863572J53	153.04899786	11.19449204	0.92467114	0.00000000	141.85450582	7.25000%
3-AP	863572J61	204.01294526	18.30927821	N/A	0.00000000	185.70366705	0.00000%
AX	863572H63	132.45200998	N/A	0.88301332	N/A	131.66385966	8.00000%
B1	863572J79	949.41454380	1.41962300	6.52722477	0.00000000	947.99492080	8.25000%
B1X	863572J87	1386.42160647	N/A	9.53163841	N/A	1391.57682866	8.24999%
B2	863572J95	949.41453879	1.41962281	6.52722560	0.00000000	947.99491598	8.25000%
B2X	863572K28	1386.40657054	N/A	9.53163758	N/A	1391.56325023	8.25008%
B3	863572K36	949.41454216	1.41962451	6.61665349	0.00000000	947.99491765	8.36303%
B4	863572K44	949.41454640	1.41962461	6.61665276	0.00000000	947.99492179	8.36303%
B5	863572K51	949.41456250	1.41962500	6.61665000	0.00000000	947.99493750	8.36303%
B6	863572K69	169.12244570	0.00000000	1.45603254	0.00000000	168.86956186	8.36304%
R	863572K77	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	9.00000%

Please contact the Bondholder Relations Department of U.S. Bank National Association at

(800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2000-1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

	Group 1	Group 2	Group 3	Total
i) Beginning Aggregate Scheduled Loan Principal Balance	28,529,860.07	20,177,168.19	9,431,176.20	58,138,204.46
Beginning Underlying Security Balance		21,105,632.64		21,105,632.64
Total Beginning Collateral Balance	28,529,860.07	41,282,800.83	9,431,176.20	79,243,837.10
Scheduled Loan Principal	28,192.86	19,733.62	45,803.19	93,729.67
Curtailment and Paid in Full	5,442.80	6,897.83	19,521.12	31,861.75
Paid in Full	585,378.24	333,565.40	420,950.13	1,339,893.77
Liquidation Proceeds	0.00	0.00	0.00	0.00
Insurance Proceeds	0.00	0.00	0.00	0.00
Realized Loss	0.00	0.00	0.00	0.00
Principal Collections on the Underlying Security		2,275,101.99		2,275,101.99
Ending Aggregate Scheduled Loan Principal Balance	27,910,846.17	19,816,971.34	8,944,901.76	56,672,719.27
Ending Underlying Security Balance		18,830,530.65		18,830,530.65
Total Ending Collateral Balance	27,910,846.17	38,647,501.99	8,944,901.76	75,503,249.92
Non-AP Balance (Beginning)	27,051,439.82	20,098,605.46	9,193,267.37	56,343,312.64

ii) Aggregate Advances	Group 1	Group 2	Group 3	Total
Principal Advances	48,757.67	51,776.97	32,971.90	133,506.54
Interest Advances	466,744.16	623,144.50	43,351.28	1,133,239.94

iii) Realized Losses		Realized Losses
		Current	Since Cutoff
	Group 1	0.00	501,063.45
	Group 2	0.00	782,561.28
	Group 3	0.00	0.00
	Total	0.00	1,283,624.73

iv) Servicing Fee	Group 1	Group 2	Group 3	Total
Master Servicing Fee	7,671.02	4,203.57	1,964.80	13,839.39
Trustee Fee	475.53	336.30	157.19	969.02
	154.54	109.29	51.09	314.92

v) Mortgage Loans Outstanding and Delinquency Information
	Outstanding Loans		31-60 Days Delinquent		61-90 Days Delinquent		91 Days or More Delinquent
	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Group 1	228	$27,910,846.17	11	$1,934,886.76	6	$849,989.25	5	$492,425.03
Group 2 (Note)	50	$19,816,971.34	1	$591,799.89	0	$0.00	0	$0.00
Group 3	76	$8,944,901.76	2	$341,746.95	0	$0.00	0	$0.00
Total	354	$56,672,719.27	14	$2,868,433.60	6	$849,989.25	5	$492,425.03

vi) Delinquency Information for Mortgage Loans in Foreclosure Proceedings
	31-60 Days Delinquent		61-90 Days Delinquent		91 Days or More Delinquent
	Count	Balance	Count	Balance	Count	Balance
Group 1	0	$0.00	0	$0.00	5	$827,919.43
Group 2 (Note)	0	$0.00	0	$0.00	4	$3,836,547.56
Group 3	0	$0.00	0	$0.00	0	$0.00
Total	0	$0.00	0	$0.00	9	$4,664,466.99
Note: The balance and delinquency information for Group 2 relates only to the loans in Group 2 and does not include any Underlying Security information.

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2000-1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

vii) REO Loans
	Count	Balance
Group 1	6	$853,196.98
Group 2	1	$645,640.27
Group 3	0	$0.00
Total	7	$1,498,837.25

viii) Deleted and Qualifying Substitute Mortgage Loans	Group	Loan Number	Principal Balance

	Senior Certificates Group 1	Group 2	Group 3	Subordinate Certificates	Total
ix) Accrued and Unpaid Principal	0.00	0.00	0.00	404.79	404.79
Accrued and Unpaid Interest	0.00	0.00	0.00	0.00	0.00

x) Purchased Mortgage Loans	Group	Loan Number	Principal Balance

xi) Class 2-A3 Guaranteed Distributions paid		0.00

xii) Class 2-A3 Certificate Insurance Premium		826.00

xii) Withdrawals from the Class 2-A3 Reserve Fund		0.00

Mortgage Pass-Through Certificates, Series 2000-1

CURRENT PERIOD DATA ENTRY

First Security Investor Reporting, L.P.

RECONCILIATION REPORT
Structured Asset Securities Corporation	ISSUE DATE :	01-Jan-00
Structured Asset Securities Corporation	DISTRIBUTION DATE:	25-Nov-03
	DETERMINATION DATE:	18-Nov-03
	RUN DATE:	19-Nov-03
		10:52 AM

I. CASH RECONCILIATION

A. Computed Information

Total Collections - per Servicer Report	4,255,316.08

	4,255,316.08

B. Cash Receipts from Servicer, net of service fees	4,255,316.08

Difference between A and B	0.00

II. DISTRIBUTION SUMMARY AND RECONCILIATION

A. Amounts Distributed:

Trustee Fee	314.92
2-A3 Insurance Premium	826.00
1-A1 Interest Distribution	0.00
1-A1 Principal Distribution Amount	0.00
1-A2 Interest Distribution	0.00
1-A2 Principal Distribution Amount	0.00
1-A3 Interest Distribution	0.00
1-A4 Interest Distribution	0.00
1-A4 Principal Distribution Amount	0.00
1-A5 Interest Distribution	0.00
1-A6 Interest Distribution	12,739.04
1-A7 Interest Distribution	86,957.83
1-A7 Principal Distribution Amount	559,092.60
1-AP Principal Distribution Amount	46,367.32
1-AP Deferred Amount	0.00
2-A1 Interest Distribution	0.00
2-A1 Principal Distribution Amount	0.00
2-A2 Interest Distribution	0.00
2-A2 Principal Distribution Amount	(0.00)
2-A3 Interest Distribution	213,299.38
2-A3 Principal Distribution Amount	2,460,000.00
2-A4 Principal Distribution Amount	92,272.89
2-A5 Principal Distribution Amount	75,836.73
2-AP Principal Distribution Amount	528.69
2-AP Deferred Amount	0.00
3-A Interest Distribution	37,181.82
3-A Principal Distribution Amount	450,140.13
3-AP Principal Distribution Amount	21,351.20
3-AP Deferred Amount	0.00
2-A5 Deferred Amount	0.00
AX Interest Distribution	2,856.36

B1 Interest Distribution	82,412.74
B1 Principal Distribution Amount	17,924.16
B1X Interest Distribution	1,129.14
B2 Interest Distribution	36,513.30
B2 Principal Distribution Amount	7,941.37
B2X Interest Distribution	500.27
B3 Interest Distribution	20,088.16
B3 Principal Distribution Amount	4,309.98
B4 Interest Distribution	12,690.74
B4 Principal Distribution Amount	2,722.84
B5 Interest Distribution	5,293.32
B5 Principal Distribution Amount	1,135.70
B6 Interest Distribution (including recovery)	2,330.67
B6 Principal Distribution Amount	0.00

R Interest Distribution	0.00
R Principal Distribution Amount	0.00
Remaining Amount to the R	0.00

	A. 4,254,757.30

B. Amounts Available	4,255,316.08

Cash Receipts from Servicer, net of service fees	4,255,316.08
To Reimbursed the Class 2-A3 Rounding Account	761.82
Class 2-A3 Rounding Account to Class 2-A3	203.04
Class 2-A3 Insurance Payment	0.00
	B. 4,254,757.30
Difference between A and B (equals recovery of prior loss)	$0.00